EXHIBIT 11


                                                                              Three Months Ended         Nine Months Ended
                                                                                 September 30,             September 30,
                                                                            ----------------------    ----------------------
                                                                               2001        2000          2001         2000
                                                                            ---------    ---------    ---------    ---------
Numerator:
     Net income                                                             $  79,126    $  71,037    $ 134,489    $ 201,579
                                                                            ---------    ---------    ---------    ---------
     Numerator for basic earnings per share -- income available
         to common stockholders                                                79,126       71,037      134,489      201,579
     Effect of dilutive securities:
         Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                -- (1)       -- (1)       -- (1)       -- (1)
                                                                            ---------    ---------    ---------    ---------
     Numerator for diluted earnings per share -- income available
         to common stockholders after assumed conversion                    $  79,126    $  71,037    $ 134,489    $ 201,579
                                                                            =========    =========    =========    =========

Denominator:
     Denominator for basic earnings per share -- weighted-average
         shares                                                               390,455      385,615      389,135      385,960
     Effect of dilutive securities:
         Net effect of dilutive stock options                                   9,869        3,668        9,192        4,672
         Restricted shares issued                                                 750          750          750          750
         Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                    -- (1)       -- (1)       -- (1)       -- (1)
                                                                            ---------    ---------    ---------    ---------
                Dilutive potential common shares                               10,619        4,418        9,942        5,422
                                                                            ---------    ---------    ---------    ---------
     Denominator of diluted earnings per share -- adjusted
         weighted-average shares and assumed conversions                      401,074      390,033      399,077      391,382
                                                                            =========    =========    =========    =========

Basic earnings per share                                                    $    0.20    $    0.18    $    0.35    $    0.52
                                                                            =========    =========    =========    =========

Diluted earnings per share                                                  $    0.20    $    0.18    $    0.34    $    0.52
                                                                            =========    =========    =========    =========




(1) The effect of these securities was antidilutive for all periods presented.